Exhibit 10.2

NIC Incentive Pay Program
Senior Vice President of Business Development
(as amended on October 9, 2014)

NIC Inc. (the "Company" or "NIC") is committed to increasing stockholder value through profitable growth and operational execution.  Superior performance by NIC’s management-level employees is essential to achieve these goals, so the Company has established incentive pay programs to attract and retain talented, highly-qualified managers and executives.  By creating a set of common goals and incentives for reaching those goals, we endeavor to meet and exceed the expectations of our stockholders and government partners.  The Company believes a strong emphasis on incentive pay/pay-for-performance assists in accomplishing that goal.

The Compensation Committee of the NIC Board of Directors approved the recommendation of the Chief Executive Officer for the compensation program for the Corporate Senior Vice President for Business Development ("SVPBD") beginning in 2013.  The basic structure of the program consists of the following:

●	base salary – in accordance with the Employment Agreement (as defined below),

●	short-term incentive (i.e., annual cash bonus)—explained below,

●	a long-term, equity-based service longevity component that includes annual restricted stock grants---explained below, and

●	a commission bonus plan—explained in a separate document.

This compensation program is not intended to bind the Company until compensation described herein is approved or awarded by the Compensation Committee or the Board of Directors.

ANNUAL CASH INCENTIVE COMPONENT

The annual cash incentive component is intended to be funded and accrued at the corporate level, and paid only if NIC achieves its annual operating income guidance to the investment community as originally published or fixed (excluding updated guidance during the year).

The definition of operating income is consistent with that term defined in generally accepted accounting principles.  At the NIC level, operating income is to be derived directly from the face of the consolidated statements of income included in the Company’s Annual Report on Form 10-K for the applicable annual period.  If NIC achieves its annual operating income guidance to the investment community, the annual cash incentive for the SVPBD will be a percentage of base salary as of May 1 of the performance year, which percentage is recommended by the Chief Executive Officer ("CEO") to, and approved by, the Compensation Committee.

LONG-TERM, EQUITY-BASED SERVICE LONGEVITY COMPONENT

The long-term, equity-based service longevity component provides for annual restricted stock grants under the Company's stockholder-approved equity compensation plan for continuous service with the Company.

The annual amount of service-based restricted stock to be awarded will be a percentage of annual base salary as of May 1 of the performance year, which percentage is recommended by the CEO to, and approved by, the Compensation Committee.  As reflected in the restricted stock award agreement, these awards vest ratably over a four-year service period following the date of grant, and there are no other performance components tied to the award other than continued employment with the Company over the service period.

ADDITIONAL PROGRAM TERMS AND CONDITIONS

Discretionary Payment
NIC, in its sole discretion, reserves the right to administer, interpret, modify, or cancel, at any time, this program or any element of this program including, but not limited to performance criteria, weighting percentages or other incentive factors as set forth in this document.  For example, program structure and performance criteria may be recommended for modification by the CEO to, and approved by, the Compensation Committee.

Except as otherwise may be required by an applicable law, an employee must be employed by NIC on the last day of the applicable performance year to receive payment under this program and must be employed on the applicable vesting date to vest in any restricted stock.  Such payment will in all circumstances be made, if at all, no later than March 15th of the calendar year following the calendar year in which the employee's right to receive the payment became no longer subject to a "substantial risk of forfeiture" within the meaning of section 409A of the Internal Revenue Code.

Additional Terms
No Effect on Separate Employment Agreement. The SVPBD currently has a written Key Employee Agreement dated Feb. 5, 2013 (the "Employment Agreement"), which was approved by the Compensation Committee and signed by the CEO.  This program is supplemental to that Employment Agreement and does not in itself constitute any type of employment contract, either expressed or implied.  Nothing contained in the program will give the SVPBD rights in addition to those in the Employment Agreement to be retained in the employment of NIC nor is this program intended to affect the right of NIC to terminate SVPBD pursuant to the Employment Agreement.

Dispute Resolution.  Disagreements or disputes between NIC and any person arising out of or relating to interpretation of this program shall be submitted to the CEO for a recommended resolution, to be reviewed by the Compensation Committee for approval. Any such determination shall be final and binding.

Adjustment.  The Compensation Committee maintains sole discretion to adjust incentive payment under this program downward for legitimate and reasonable performance reasons. The Compensation Committee will, to the extent permitted by law, have the sole and absolute authority to make retroactive adjustments to any compensation paid where the payment was predicated upon the achievement of erroneous financial or strategic business results, or where the SVPBD engaged in intentional misconduct that increased his compensation. Where applicable, NIC may seek to recover any amount determined to have been inappropriately received by the SVPBD.

Compliance.  The Compensation Committee may obtain such agreements or undertakings, if any, as the Compensation Committee may deem necessary or advisable to assure compliance with any law or regulation of any governmental authority.  The program and any compensation approved pursuant to the program shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any government or regulatory agency as may be required.

Limitation on Liability.  No member of the Board or Compensation Committee, nor any officer or employee of NIC acting on behalf of the Board or Compensation Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the program.

Clawback. Any amount approved and paid under the program may be subject to certain provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank”) that will require the Company to recover certain amounts of incentive compensation paid to certain executive officers in connection with certain financial performance information that becomes involved in an accounting restatement, if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirements under any applicable securities laws.

Ethical and Legal Standard
Any failure to adhere to NIC's Code of Conduct and Business Ethics will subject an employee to revocation of any award made but not paid, or potentially payable in the future, or of other compensation as provided by this or any other program to which the employee might otherwise be entitled. In addition, any such infraction will subject the employee to disciplinary action, up to and including termination.

Confidentiality
This program is deemed confidential by the Company except as otherwise required by law.